Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

XPONENTIAL FITNESS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(a)	5,175,000.00(1)	$22.98(2)	$118,921,500.00(2)	0.0000927	$11,024.02

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$118,921,500.00		$11,024.02

	Total Fees Previously Paid

	Total Fees Offsets

	Net Fee Due							$11,024.02

(1)	Includes 675,000 shares of Class A common stock that are subject to the underwriters’ option to purchase additional shares.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of Class A Common Stock on April 1, 2022, as reported on The New York Stock Exchange, which was approximately $22.98 per share.